CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1, Amendment #3, of our report dated March 23, 2012, relating to the: (i) consolidated financial statements of Xcel Brands, Inc. and Subsidiaries as of December 31, 2011, and the related consolidated statements of operations, stockholders’ equity and cash flows for the period from September 29, 2011 to December 31, 2011 (referred to as the Successor Period) and (ii) the audited balance sheet of the Isaac Mizrahi Business (a division of IM Ready-Made, LLC) as of December 31, 2010, and the related statements of operations, changes in parent’s equity in units and cash flows for the periods January 1, 2011 to September 28, 2011 and the year ended December 31, 2010 (referred to as the Predecessor Period). We also agree to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ Rothstein Kass

Roseland, New Jersey

June 27, 2012